Exhibit 10.8

K12 INC. 2016 INCENTIVE AWARD PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Performance Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2016 Incentive Award Plan (as amended from time to time, the “Plan”) of K12 Inc. (the “Company”).

K12 Inc., a Delaware corporation (the “Company”) hereby grants to you (“Participant”) the Performance Share Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the 2016 Incentive Award Plan, as amended from time to time (the “Plan”) and the Performance Share Unit Agreement (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[insert name]

Grant Date:	[insert grant date]

Target Number of PSUs:	[insert amount]

Vesting Schedule:	[100%] 08/15/2018

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Agreement.

K12 INC.		PARTICIPANT

By:		By:
Print Name:	Nathaniel A. Davis	Print Name:
Title:	Executive Chairman

PSU Agreement (2017)

K12 INC. PERFORMANCE SHARE UNIT AGREEMENT

Pursuant to the Performance Share Unit Grant Notice (the “Grant Notice”) which is governed by this Performance Share Unit Agreement (the “Agreement”), K12 Inc., a Delaware corporation (the “Company”) has granted you (the “Participant”) the number of Performance Share Units under the 2016 Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1         Definitions.  Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

1.2         Incorporation of Terms of Plan.  The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

AWARD OF PERFORMANCE SHARE UNIT

2.1         Award of Performance Share Unit.  In consideration of Participant’s agreement to remain in the service or employ of the Company or one of its Subsidiaries, and for other good and valuable consideration, the Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”).  Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement.  Participant will have no right to the distribution of any shares of Stock or payment of any cash until the time (if ever) the PSUs have vested.

2.2         Unsecured Promise.  The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE III.

VESTING; FORFEITURE AND SETTLEMENT

3.1         Vesting; Forfeiture.

(a)         Generally. The PSUs will be earned according to the performance conditions set forth in Appendix A.  To the extent earned, the PSUs will vest in accordance with the schedule and terms set forth in Section 3.1(b), subject to Section 3.1(c), except that any fraction of a PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated.  If no future vesting of PSUs could apply under this Agreement, any fractional PSU will not vest and will be forfeited as of the date of determination.  Any PSUs that are not earned in accordance with the performance conditions set forth in Appendix A will immediately and automatically be cancelled and forfeited without consideration as of the date of determination.  In addition, in the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited without consideration, except (i) as otherwise determined by the Administrator, (ii) as otherwise set forth in this Agreement, or (iii) as provided in a separate binding written agreement between Participant and the Company.

(b)         Performance-Based Vesting.  The PSUs will be earned at a level of up to 150% according to the performance conditions set forth in Appendix A for the period beginning on July 1, 2015 and ending August 1, 2018 (the “Performance Period”).  When practicable following the completion of the Performance Period, the Administrator shall determine the extent to which the performance conditions set forth on Appendix A have been satisfied (such date of determination, the “Final Determination Date”). To the extent earned, the PSUs will vest on the later of August 15, 2018 or the Final Determination Date, subject in each case to the Participant not incurring a Termination of Service prior to the applicable vesting date.

(c)         Change in Control. Notwithstanding any provision of this Agreement to the contrary, in the event a Change in Control occurs after the end of the Performance Period and the Participant incurs a Qualifying Termination prior to the vesting date of any PSUs related to such completed Performance Period, all earned PSUs that otherwise could have vested on the applicable vesting date had the Participant remained in service through such date will become immediately vested as of immediately prior to the date of the Participant’s Termination of Service and will be settled promptly in accordance with Section 2.2.  In addition, in the event a Change in Control occurs before the end of an applicable Performance Period, the PSUs related to such in-process Performance Period will be treated as follows:

(i)         Pre-CiC Period.  The number of PSUs that shall be deemed earned with respect to the period commencing on the first day of the applicable Performance Period and ending on the day prior to the Change in Control (the “Pre-CiC Period”) will be determined as follows: (A) first the Administrator will determine (prior to the effective date of the Change in Control) the level of actual achievement in relation to the performance conditions set forth on Appendix A of this Agreement, as applicable (adjusted to the extent necessary to measure performance over only the Pre-CiC Period, as determined by the Administrator) and the Administrator will determine a base number of PSUs earned for the applicable Performance Period relative to such determination in accordance with the terms of this Agreement, and (B) second, the total number of PSUs deemed earned with respect to the Pre-CiC Period will be equal to the product of the base number of PSUs determined pursuant to the foregoing clause (A) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-CiC Period and the denominator of which is the total number of calendar days in the applicable Performance Period.

(ii)         Post-CiC Period.  The number of PSUs that shall be deemed earned with respect to the period commencing on the date of the Change in Control and ending on the last day of the Performance Period (the “Post-CiC Period”) shall be determined assuming that the performance conditions are attained at the “target level” of 100% for the Post-CiC Period.  Accordingly, the number of PSUs deemed earned with respect to the Post-CiC Period will be equal to the target number of PSUs attributable to the applicable Performance Period multiplied by a fraction, the numerator of which is the number of calendar days in the Post-CiC Period and the the denominator of which is the total number of calendar days in the applicable Performance Period.

(iii)         Vesting of PSUs Deemed Earned.  Following the date of the Change in Control, the PSUs that are deemed earned in accordance with the provisions of clauses (i) and (ii) above will continue to vest in accordance with the time schedule set forth in Section 2.2, provided, however, that in the event the Participant incurs a Qualifying Termination prior the vesting date of any such PSUs, the deemed earned PSUs will become immediately vested as of immediately prior to the date of the Participant’s Termination of Service and will be settled promptly in accordance with Section 2.2.

(d)         Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)         Cause.  “Cause”  shall have the meaning set forth in any then effective employment agreement between the Participant and the Company or any of its Subsidiaries and if there is no such agreement, “Cause” shall mean any of the following: (i) commission by the Participant of a material act of fraud, dishonesty, embezzlement or misappropriation involving the Company or any of its affiliates, (ii) the Participant’s conviction of, or entry into a plea of guilty or no contest to, any felony or crime involving dishonesty or moral turpitude, (iii) the Participant’s material breach of any written agreement between the Participant and the Company or any of its affiliates, (iv) the Participant’s willful failure or habitual neglect to perform Participant’s duties as an Employee, Director or Consultant, (v) the Participant engaging in any illegal conduct having an adverse impact on the Company or its reputation, or (vi) continuous underperformance of Participant’s job responsibilities or conduct damaging to the Company that materially adversely affects the reputation of the Company or its affiliates and/or their relationship with their employees, customers or suppliers.

(ii)         Constructive Termination.  “Constructive Termination” shall have the meaning given to such term (or to any similar term or concept such as “good reason” or “good cause”) in any then effective employment agreement between the Participant and the Company or any of its Subsidiaries (but limited to circumstances that constitute a “material negative change” in the service relationship within the meaning of Treasury Regulation Section 1.409A-1(n)) and if there is no such agreement, “Constructive Termination” shall mean (i) a material diminution in the Participant’s job description, employment responsibilities or authority, title or reporting relationship; (ii) a material reduction in Participant’s base salary or bonus potential (it being understood that, without limiting the generality of the foregoing, a 10% or greater reduction will in all circumstances be considered material); (iii) a change in the location of a Participant’s principal place of business outside a 40-mile radius, unless the Participant already resides outside of such 40-mile radius, or (iv) a material breach by the Company or its affiliates of any agreement with the participant, including any material failure to pay compensation amounts when due.  The Participant shall not have the right to resign in a Constructive Termination unless the Participant shall have given the Company written notice of the fact or circumstance constituting Constructive Termination hereunder and the Company shall have failed to remedy such fact or circumstance within 30 days thereafter.

(iii)         Qualifying Termination.  “Qualifying Termination” means that the Participant shall have incurred a Termination of Service on or within 18 months after the date of a Change in Control (or in anticipation of a Change in Control) as a result of (i) the Participant’s death, (ii) the Participant’s Disability, (iii) a Constructive Termination, or (iv) a termination by the Company or its affiliates without Cause.

3.2         Settlement of PSUs.

(a)         PSUs will be paid in Stock or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable PSU, but in no event later than the end of the calendar year in which the PSUs vest.  Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(b)         If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE IV.

TAXATION AND TAX WITHHOLDING

4.1         Representation.  Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

4.2         Tax Withholding. Notwithstanding any other provision of this Agreement:

(a)         The Company shall have the right to (A) require payment by or on behalf of the Participant, of all sums required by federal, state or local tax law to be withheld with respect to the grant, vesting or payment of the Award and (B) determine the manner in which such payment shall be made, including, if approved by the Chief Executive Officer of the Company in his or her discretion (or if the Participant is the Chief Executive Officer by the Committee), the withholding of a portion of the vested Shares that have an aggregate market value not in excess of the minimum federal, state and local income, employment and any other applicable taxes required to be withheld.

(b)         Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any parent or Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs.  Neither the Company nor any parent or Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Stock.  The Company and its parents and Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

ARTICLE V.
OTHER PROVISIONS

5.1         Adjustments.  Participant acknowledges that the PSUs and the shares of Stock subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.2         Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the PSU in any material way without the prior written consent of Participant.

5.3         Notices.  Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant at his address shown in the Company records, and to the Company at its principal executive office.

5.4         Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.5         Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

5.6         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.7         Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule.  To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

5.8         Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit and appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.9         Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

5.10       Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive cash or shares of Stock as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.

5.11       Not a Contract of Employment.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any parent or Subsidiary or interferes with or restricts in any way the rights of the Company and its parents and Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a parent or Subsidiary and Participant.

5.12       Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

Appendix A

Performance Conditions for PSUs

Performance Condition 1:     ACADEMIC

Applicable to 70% of Total PSU Award

The Academic performance condition is measured by determining the percentage of managed public schools not in academic jeopardy.

The percentage of schools determined to be in academic jeopardy (or schools characterized as “red status”), is measured as the percentage of schools having a high probability of being closed within 12-18 months of the measurement date if performance does not improve, as confirmed by the independent members of the Academic Committee of the Board of Directors. To determine whether or not a school is in academic jeopardy, the Academic Committee will consider criteria that includes a school’s academic performance as measured against state accountability standards, the relationships and communications between the independent school board, the charter school authorizer and the Company, and the likelihood or probability that a school will close or the Company’s contract will be terminated.

The actual percentage of managed public schools not in academic jeopardy as compared to the Threshold, Target and Stretch goals shown below will determine payout, if any.

Performance Level	% of Schools Not In Academic Jeopardy	% of Award Earned
Below Threshold	<90% of Schools	0%; Entire award forfeited
Threshold	90% of Schools	70% of award earned
Target	95% of Schools	100% of award earned
Outperform	100% of Schools	150% of award earned

Earning percentages for performance in-between the levels identified will be interpolated linearly.

Appendix A continued

Performance Condition 2:     STUDENT LIFETIME VALUE (LTV)

Applicable to 30% of Total PSU Award

The LTV performance condition is calculated as Duration multiplied by (Funding Rate minus Cost of Sales).

Duration is the sum of each cohort’s actual enrollment life.

Funding Rate is the average revenue per enrollment for each managed public school and cohort.

Cost of Sales includes direct school expenses, costs and allocations for computers and materials, media, marketing and direct enrollment costs and such other costs attributable to support a student enrollment.

The actual LTV as compared to the Threshold, Target and Stretch goals shown below will determine payout, if any.

Performance Level	Metric: LTV Growth	% of Award Earned
Below Threshold	<16%	0%; Entire award forfeited
Threshold	16%	70% of award earned
Target	33%	100% of award earned
Outperform	52%	150% of award earned

Earning percentages for performance in-between the levels identified will be interpolated linearly.